December 21, 2007

Exhibit to Item 77K

Changes in Registrant's Certifying Accountant

On April 13, 2007, KPMG LLP was dismissed as RiverSource Series Trust (formerly RiverSource Retirement Series Trust) (the "Registrant") principal accountants. The Joint Audit Committee and the Board of Trustees of the Registrant approved the dismissal of KPMG LLP on April 12, 2007.

The audit reports of KPMG LLP on the Registrant's financial statements for RiverSource Retirement Plus 2010 Fund, RiverSource Retirement Plus 2015 Fund, RiverSource Retirement Plus 2020 Fund, RiverSource Retirement Plus 2025 Fund, RiverSource Retirement Plus 2030 Fund, RiverSource Retirement Plus 2035 Fund, RiverSource Retirement Plus 2040 Fund and RiverSource Retirement Plus 2045 Fund as of and for the period from May 18, 2006 (when shares became publicly available) to April 30, 2007 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant's period from May 18, 2006 (when shares became publicly available) to April 30, 2007, and the subsequent interim period through April 13, 2007, there were no (i) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference in connection with their opinions to the subject matter of the disagreement; or
(ii) reportable events pursuant to paragraph (v) of Item 304(a)(1) of Regulation S-K.

The Registrant has requested KPMG LLP to furnish a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of that letter dated December 21, 2007, from KPMG LLP is filed as Exhibit 77Q(1) to this Form N-SAR.

On April 12, 2007, the Board of Trustees of the Registrant approved the engagement of Ernst & Young LLP (E&Y) as its independent auditors for the fiscal year ending April 30, 2008 to replace KPMG LLP. During the Registrant's period from May 18, 2006 (when shares became publicly available) to April 30, 2007, and the subsequent interim period preceding E&Y's appointment, neither the Registrant nor anyone on behalf of the Registrant consulted with E&Y on any matter regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements, and neither a written report was provided to the Registrant nor oral advice was provided that E&Y concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) either a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively.